Exhibit 10.1
May 30, 2025

Steven Coen
Needham, MA

Subject: Compensation Adjustment - Change in Role to Chief Financial Oﬃcer
Dear Steven,
We (“Ginkgo”) are pleased to formally acknowledge your transition from the position of Chief Accounting Oﬃcer to Chief Financial Oﬃcer (“CFO”), eﬀective May 30, 2025. This change reﬂects your outstanding performance, leadership, and the conﬁdence we have in your ability to guide our ﬁnancial strategy and operations.

Role Expectations
As CFO, you will report directly to Jason Kelly and will be responsible for overseeing all ﬁnancial functions, including accounting, budgeting, forecasting, and ﬁnancial planning. The expected responsibilities of your position are highlighted on the description page enclosed with this letter; however, your responsibilities and/or supervisor may change over time as Ginkgo’s needs evolve. We are conﬁdent that your expertise and dedication will contribute signiﬁcantly to our continued growth and success.

Compensation Adjustment
In recognition of your new responsibilities and the critical role you will play as CFO, your compensation package will be adjusted as follows:

Base Salary: Your new annual base salary will be $460,000, eﬀective May 30, 2025. This amount will be paid in accordance with our standard payroll practices.

Equity Awards: You will receive an award of performance-based restricted stock units (the "PSU Award") in the amount of 67,991 shares of Class A common stock, par value $0.0001 per share (the "PSU Shares"), of the Company. The PSU Award shall (i) Vest with respect to the number of PSU Shares determined by the Compensation Committee, if any, based on the Company's achievement of the 2025 Company-wide planned cash ﬂow objectives over a one-year performance period from January 1, 2025 to December 31, 2025, as previously set by the Compensation Committee; and (ii) be subject to such other terms and conditions consistent with the foregoing as may be approved by the Compensation Committee.

Beneﬁts: Your eligibility for company beneﬁts, including health, dental, vision, retirement, and other programs, will remain unchanged.

Additional Information

No Other Modiﬁcations: Except as expressly modiﬁed by this letter, all terms and conditions of your original employment agreement (and any prior amendments thereto) shall remain in full force and eﬀect.

Restrictive Covenants: As a condition of your continued employment and participation in the Company’s incentive programs, you will remain subject to the Company’s conﬁdentiality, non-competition, and non-solicitation obligations, as set forth in your existing agreements with the Company.

At-Will Employment: Nothing in this letter shall be construed as a guarantee of continued employment for any speciﬁc period. Your employment with the Company remains at-will and may be terminated by you or the Company at any time, with or without cause or notice.

Please sign and return a copy of this letter to indicate your acceptance of the new role and compensation terms.

This letter, along with standard employee agreement referred to above, supersedes any prior agreements, understandings or representations concerning the terms of your employment with the Company.

I am conﬁdent that you will make a strong contribution to Ginkgo’s success and look forward to welcoming you to our team. Should you have any questions, please feel free to contact your recruiter at any time. If you agree to these conditions of your employment, please acknowledge by signing below. We look forward to building a great company together.

Sincerely,

/s/ Reshma Shetty

Reshma Shetty, President & COO Ginkgo Bioworks, Inc.

I accept the position of Chief Financial Oﬃcer and the terms outlined above:

/s/ Steven Coen

Steven Coen

Chief Financial Oﬃcer – Responsibilities

In your role as Chief Financial Oﬃcer at Ginkgo, we expect your responsibilities to include:

1. Support business strategy development and execution.

2. Strategically partner with the CEO, providing insight and counsel to drive corporate strategy, allocate resources eﬀectively, and position the company for growth. Possess experience and understanding of business models.

3. Oversee ﬁnance and governance of joint ventures, operating companies and minority equity interests.

4. Provide analytical and planning support to enable development and achievement of performance targets. Lead benchmarking and opportunity assessment.

5. Provide FP&A support for alliance management with customers and partners.

6. Support the CEO in fundraising by developing ﬁnancial models, diligence materials and reports on key operating metrics.

7. Ensure adequate funding to support business initiatives. Understand the sources and uses for cash. Eﬀectively manage working capital and control the cash ﬂow position.

8. Corporate development / M&A, cost-reduction and reorganization eﬀorts.

9. Possess the ability to lead and evaluate with a ﬁnancial lens all joint venture and operating company prospects as well as structure all collaboration agreements and stock purchase agreements.

10. Oversee investment activity including identiﬁcation, due diligence, valuation, contract strategy and negotiations.

11. Proactively lead performance management.

12. Eﬀectively support a high growth business and drive increase in margins by identifying KPIs, establishing clear and credible reporting and forecasting metrics.

13. Track performance against targets and variance analysis.

14. Iterate on and improve pricing and contract strategies for partners, joint ventures and operating companies to maximize usage of the Ginkgo platform.

15. Clearly articulate operating performance in reporting, forecasting, and development of contingency plans.

16. Develop and implement oversight and compensation incentive structures for joint ventures and operating companies' executive leadership.

17. Team leadership and capability development.

18. Possess a record of demonstrated success building and managing a high performance ﬁnance function, with proven experience attracting, developing and retaining A+ Players to meet the demands of a fast growing business.

19.Financial stewardship and reporting.

20. Ensure compliance with ﬁnancial regulations and standards, such as Sarbanes-Oxley, the IRS Tax Code, and GAAP.

21. Signiﬁcant expertise in structuring internal controls, compliance with ﬁnancial regulations & standards, upgrading systems, evaluating risk, and managing Canadian, US and international tax implications.

22. Safeguard company assets with prudent balance sheet management. Understand and control the company's liabilities legal contracts, statutory & tax obligations, contingencies, leases, or insurance summaries, and expectations from loan covenants and/or the Board of Directors.

23. Establish and execute programs for the provision of capital required by the company, including negotiating the procurement of debt and equity capital and maintaining the required ﬁnancial arrangements. Coordinate the long-range plans of the company, assess the ﬁnancial requirements and develop alternative ways in which ﬁnancial requirements can be met.

24. Analyze shareholder relations policies, procedures, and information programs, including the annual and interim reports to shareholders and the Board of Directors.

25. Coordinate annual ﬁnancial audits.

Ginkgo's most important goal is to build a sustainable business that advances our mission to make biology easier to engineer. Thus, in addition to the above, we expect that you will also help to shape Ginkgo's overall direction as a company, and be willing to support evolving needs, where appropriate, as they emerge.